Exhibit 10.20
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”), is between Developers Diversified Realty Corporation, an Ohio corporation (the “Employer”), and Timothy J. Bruce (“Executive”) made this 6th day of November, 2006.
RECITALS
     WHEREAS, Executive is presently employed by Employer as its Executive Vice President of Development;
     WHEREAS, Employer wishes to induce Executive to continue as its Executive Vice President of Development and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);
     WHEREAS, Employer believes that it is in the best interest of its shareholders for Executive to continue in his position on an objective and impartial basis and without distraction or conflict of interest as a result of a possible or actual Change in Control;
     WHEREAS, In consideration of this Agreement Executive is willing to continue as Employer’s Executive Vice President of Development; and
     WHEREAS, Employer and Executive desire for this Amended and Restated Change in Control Agreement to amend and supersede the Change in Control Agreement, dated as of November 15, 2002, between Employer and Executive, and any other Change in Control Agreement between Employer and Executive entered into prior to the date hereof (the “Prior Change in Control Agreements”).
     NOW THEREFORE, IN CONSIDERATION OF EXECUTIVE CONTINUING AS THE EXECUTIVE VICE PRESIDENT OF DEVELOPMENT OF EMPLOYER AND OF THE MUTUAL PROMISES HEREIN CONTAINED, EXECUTIVE AND EMPLOYER, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS
1.	A “Change in Control” for the purpose of this Agreement means the occurrence of any of the following:
(a)	the Board of Directors or shareholders of the Employer approve a consolidation or merger in which the Employer is not the surviving corporation, the sale of substantially all of the assets of the Employer, or the liquidation or dissolution of the Employer;

(b)	any person or other entity (other than the Employer or a Subsidiary or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Employer representing 20% or more of the voting power of the Employer’s outstanding securities;

(c)	during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period; or

(d)	A record date is established for determining shareholders of Employer entitled to vote upon (i) a merger or consolidation of Employer with another real estate investment trust, partnership, corporation or other entity in which Employer is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities or other property, (ii) a sale or other disposition of all or substantially all of the assets of Employer or (iii) the dissolution of Employer.
2.	“Code” means the Internal Revenue Code of 1986, as amended.

3.	“Shares” means the Common Shares, without par value, of the Employer.

4.	“Subsidiary” means any corporation (other than the Employer) in an unbroken chain of corporations beginning with the Employer if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.

5.	A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if:
(a)	Within two years from the date on which the Change in Control occurred, Employer terminates the employment of Executive, other than in the case of a Termination For Cause, as herein defined;

(b)	Within two years from the date on which the Change in Control occurred, Employer reduces Executive’s title, responsibilities, power or authority in comparison with the Executive’s title, responsibilities, power or authority at the time of the Change in Control;

(c)	Within two years from the date on which the Change in Control occurred, Employer assigns Executive duties which are inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;

(d)	Within two years from the date on which the Change in Control occurred, Employer (i) reduces Executive’s base compensation, his incentive opportunity bonus percentages of salary, his group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his pension, retirement or profit-sharing benefits or any benefits provided by any of Employer’s equity-based award plans, or any substitute therefor, (ii) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of the Employer, (iii) fails to pay Executive any bonus compensation to which Executive is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (iv) excludes the Executive from any plan, program or arrangement in which similar executive officers of Employer are included; or

(e)	Within two years from the date on which the Change in Control occurred, Employer requires Executive to be based at or generally work from any location more than fifty miles from the geographical center of Cleveland, Ohio.
6.	A “Termination For Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, Executive has committed a felony under the laws of the United States of America, or of any state or territory thereof, and has been convicted of that felony, or has pled guilty or nolo contendere with respect to that felony, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to Employer or its clients, customers, directors, officers or employees.

7.	“Executive’s Annual Bonus” means Executive’s annual bonus at the time of a Triggering Event or on the date on which the Change in Control occurred, whichever is higher, calculated on the basis of the maximum bonus available to Executive and the assumption that all performance goals have been or will be achieved by Employer and Executive in the year in which such Triggering Event or such Change in Control, as the case may be, occurred.

8.	“Executive’s Annual Salary” means Executive’s annual base salary at the time of a Triggering Event or on the date on which the Change in Control occurred, whichever is higher.
ARTICLE II
SEVERANCE PAYMENT
1.	Upon the occurrence of a Triggering Event, Employer shall pay to Executive a lump sum severance benefit which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer. This lump sum severance payment will be paid by Employer to Executive within five business days after the occurrence of a Triggering Event in immediately available funds in an amount equal to the sum of (i) two times Executive’s Annual Bonus plus (ii) two times Executive’s Annual Salary. In addition, Employer shall, at its expense, provide Executive, and his family, with life, disability, medical, hospitalization, vision, dental and accidental death and dismemberment insurance in an amount not less than that provided at the time of the Triggering Event or, if greater, on the date on which the Change in Control occurred, until the earlier of (i) in the event that Executive shall become employed by another employer after a Triggering Event, the date on which Executive shall be eligible to receive benefits from such employer which are substantially equivalent to or greater than the benefits Executive and his family received from Employer or (ii) the second anniversary of the date of the Triggering Event. Notwithstanding the foregoing, in the event that it is determined that any payment to be made hereunder is considered “nonqualified deferred compensation” subject to Section 409A of the American Jobs Creation Act of 2004, payment under this Section will be delayed for six months following termination of employment.

2.	Employer shall provide Executive, at Employer’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one year following the date of the Triggering Event.

3.	If all or any portion of the amounts payable to Executive under this Agreement or the Executive’s Amended and Restated Employment Agreement (including, without limitation, the issuance of common shares of Employer; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options, but excluding any units or awards granted or vested pursuant to any Performance Unit Agreement between the Executive and the Company or any Outperformance Long-Term Incentive Plan Agreement between the Executive and the Company) constitutes “excess parachute payments” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to Executive shall be increased to the extent necessary to place Executive in the same after-tax position as the Executive would have been in had no such tax been imposed on any such amount paid or payable to Executive under this Agreement, the Executive’s Amended and Restated Employment Agreement or any other amount that Executive may receive pursuant thereto (other than pursuant to a Performance Unit Agreement or an Outperformance Long-Term Incentive Plan Agreement). The determination of the amount of any such tax and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by Executive within thirty (30) calendar days after the severance payment is made pursuant to Paragraph 1 of this Article II and said incremental payment shall be made within five (5) calendar days after determination has been made. If, after the date upon which the payment required by this Article II, Paragraph 3 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment or otherwise) that the amount of excise or other similar taxes payable by Executive is greater than the amount initially so determined, then Employer shall pay Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Executive for any income, excise or other tax assessment payable by Executive with respect to the receipt of the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Article II, Paragraph 3. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.
ARTICLE III
SETOFF
     No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
ARTICLE IV
ATTORNEY’S FEES
     All attorney’s fees and related expenses incurred by Executive in connection with or relating to the enforcement by him of his rights under this Agreement will be paid for by Employer.

ARTICLE V
SUCCESSORS AND PARTIES IN INTEREST
     This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer. This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.
ARTICLE VI
ATTACHMENT
     Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
ARTICLE VII
EMPLOYMENT CONTRACT
     This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay severance benefits to Executive under certain circumstances, as aforesaid. In addition, this Agreement will be considered terminated, and of no further force and effect, if Executive ceases to be a Board-elected officer or an appointed officer or a key employee (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive) of Employer prior to a Change in Control of Employer.
ARTICLE VIII
RIGHTS UNDER OTHER PLANS AND AGREEMENTS
     Except as provided in the Amended and Restated Employment Agreement between the Employer and Executive, the severance benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate, any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise.

ARTICLE IX
NOTICES
     All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:
Corporate Secretary
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
ARTICLE X
GOVERNING LAW AND JURISDICTION
     This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.
ARTICLE XI
ENTIRE AGREEMENT
     This Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including, without limitation, the Prior Change in Control Agreements. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument.

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Nan R. Zieleniec
NAN R. ZIELENIEC,
Senior Vice President of Human Resources

/s/ Timothy J Bruce
TIMOTHY J. BRUCE